EXHIBIT 99.1

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13D filed on or about this date and any further amendments thereto with respect to the beneficial ownership by the undersigned of the shares, nominal value EUR 0.01 per share, of AerCap Holdings N.V., a Netherlands public limited liability company (the “Issuer”), and such other securities of the Issuer that the undersigned may acquire or dispose of from time to time. This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of November 10, 2021.

GENERAL ELECTRIC COMPANY

By:	/s/ Michael J. Holston
Name: Michael J. Holston
Title: Senior Vice President,
General Counsel and Secretary

GE CAPITAL GLOBAL HOLDINGS, LLC

By:	/s/ Robert M. Giglietti
Name: Robert M. Giglietti
Title: Chief Financial Officer and Senior Vice
President

GE CAPITAL US HOLDINGS, INC.

By:	/s/ Robert M. Giglietti
Name: Robert M. Giglietti
Title: Chief Financial Officer and Senior Vice
President